Exhibit 10.2

Amendment No. 1 to

AMENDED AND RESTATED

LUOKUNG TECHNOLOGY CORP.

2018 OMNIBUS EQUITY PLAN

Luokung Technology Corp. (the “Company”) previously approved and adopted the Amended and Restated Luokung Technology Corp. 2018 Omnibus Equity Plan (the “Plan”) to encourage the Plan’s participants to acquire and hold stock in the Company as an added incentive to remain with the Company and increase their efforts in promoting the interests of the Company, and to enable the Company to attract and retain capable individuals. By this Amendment, the Company desires to amend the Plan to increase the number of ordinary shares (“Ordinary Shares”) and preferred shares (“Preferred Shares”) available under the Plan.

1.	Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Plan.

2.	The effective date of this Amendment to the Plan shall be August 15, 2023, upon the shareholder’s approval.

3.	Section 1.5(a)(i) of the Plan is amended and restated in its entirety as follows:

1.5	Stock Subject to this Plan.

(a)	Shares Available for Issuance.

(i)	Plan Securities’ Reserve.

The Ordinary Shares issuable under the Plan shall be authorized but unissued Ordinary Shares, including Ordinary Shares repurchased by the Corporation and held by the Corporation as treasury shares. The maximum number of Ordinary Shares available for issuance under the Plan shall be 4,300,000 Ordinary Shares, all of which may be issued as Awards, including, but not limited to, Incentive Stock Options.

The Preferred Shares issuable under the Plan shall be authorized but unissued Preferred Shares, including Preferred Shares repurchased by the Corporation and held by the Corporation as treasury shares. The maximum number of Preferred Shares available for issuance under the Plan shall be 166,667 shares, all of which may only be issued as Awards under Restricted Stock Program under “Article 4 – Terms” hereto and Unrestricted Stock Program under “Article 5 - Unrestricted Stock means an Award of Shares or Preferred Shares made pursuant to 5 of the Plan” hereto.

4.	This Amendment No.1 shall amend only the provisions of the Plan as set forth herein. Those provisions of the Plan not expressly amended hereby shall be considered in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No.1 to be executed by its duly authorized representative on this August 15, 2023.

Luokung Technology Corp.

By:	/s/ Xuesong Song
Name:	Xuesong Song
Title:	Chief Executive Officer